CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 08/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six-months ended August 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/28/2002	$3,000	Swedbank Inc.	5.00%	06/20/2003
08/16/2002	15,946	Amsterdam Funding Corp.	1.77	09/04/2002